                                                                    EXHIBIT 99.1


[HCA LOGO]                                                                  news
================================================================================
                                                           FOR IMMEDIATE RELEASE



INVESTOR CONTACT:                                          MEDIA CONTACT:
Mark Kimbrough                                             Jeff Prescott
615-344-2688                                               615-344-5708

                   HCA REPORTS FOURTH QUARTER AND 2004 RESULTS
                 QUARTERLY DIVIDEND INCREASES TO $0.15 PER SHARE

NASHVILLE, TENN., FEBRUARY 1, 2005 - HCA (NYSE: HCA) today announced operating results for the fourth quarter and fiscal year ended December 31, 2004 and a 15 percent increase to its quarterly dividend.

For the fourth quarter of 2004, revenues increased 6.1 percent to $5.9 billion from $5.6 billion in the fourth quarter of 2003. Same facility revenues and same facility revenue per equivalent admission increased 6.5 percent.

HCA healthcare facilities provided $248 million of charity care and discounts to the uninsured during the fourth quarter of 2004 compared to $201 million in the fourth quarter of 2003.

Net income for the fourth quarter of 2004 was $322 million, or $0.70 per diluted share, compared to $317 million, or $0.63 per diluted share, in the previous year's fourth quarter. Fourth quarter 2004 financial results benefited from the Company's refinements to the provision for doubtful accounts estimation process, reductions to the effective tax rate and reductions in shares outstanding due to the completion of a $2.5 billion "Dutch" auction tender offer in the quarter.

The fourth quarter of 2003 financial results included a $41 million, or $0.05 per diluted share, favorable change in Medicaid cost report estimates.

In the fourth quarter of 2004, same facility admissions decreased 1.4 percent partly due to difficult year-over-year comparisons driven by a strong fourth quarter of 2003 flu season. Flu-related or pulmonary admissions decreased by approximately 18.3 percent in the fourth quarter of 2004 as compared to the fourth quarter of 2003. Fourth quarter 2004 same facility equivalent admissions increased 0.1 percent reflecting strength in the Company's outpatient services compared to the fourth quarter of 2003.

Same facility outpatient surgeries increased 1.8 percent in the fourth quarter of 2004. Included in this statistic are ambulatory surgery center volumes, which increased 8.2 percent, and hospital based outpatient surgeries, which decreased
0.9 percent. Same facility emergency room visits decreased 5.4 percent during the fourth quarter of 2004, compared to the same period of 2003, primarily due to higher flu-related volumes during the fourth quarter of 2003. Flu-related or pulmonary emergency room visits declined by approximately 31.7 percent in the fourth quarter of 2004 compared to the fourth quarter of 2003.

The provision for doubtful accounts for the fourth quarter of 2004 was $626 million, or 10.5 percent of revenues, compared to $688 million, or 11.9 percent of revenues, in the third quarter of 2004 and $636 million, or 11.4 percent of revenues, in the fourth quarter of 2003. During the fourth quarter of 2004, the Company recognized a favorable change in its estimated provision for doubtful accounts totaling approximately $46 million, or $0.06 per diluted share, based upon refinements to its allowance for doubtful accounts estimation process related to estimated recoveries associated with Medicare co-pays and deductibles and collection agency placements.

The Company's effective tax rate was adjusted in the fourth quarter of 2004, resulting in reduced tax expense of $19 million, or $0.04 per diluted share.

During the fourth quarter of 2004, the Company continued to experience a moderation in the growth in its uninsured patient admissions and emergency room visits. Same facility uninsured admissions, compared to the respective 2003 quarter, increased 3.7 percent in the fourth quarter of 2004, 7.2 percent in the third quarter, 15.2 percent in the second quarter and 13.7 percent in the first quarter of 2004. Same facility uninsured emergency room visits, compared to the respective

2003 quarter, increased 3.8 percent in the fourth quarter of 2004, 11.4 percent in the third quarter,16.9 percent in the second quarter and 17.9 percent in the first quarter of 2004.

RESULTS FOR 2004

Revenues in 2004 increased to $23.5 billion versus $21.8 billion in 2003. Net income for 2004 totaled $1.246 billion, or $2.58 per diluted share, compared to $1.332 billion, or $2.61 per diluted share, in the previous year.

For the year ended December 31, 2004, charity care and discounts totaled $926 million compared to $821 million in 2003.

In 2004, same facility admissions increased 0.7 percent while same facility equivalent admissions increased 1.3 percent. For 2004, same facility revenue increased 7.3 percent and net revenue per equivalent admission increased 6.0 percent.

During the third quarter of 2004, many of HCA's 40 Florida hospitals and 28 surgery centers encountered property damage and business interruption as the state coped with successive hurricanes Charley, Frances, Ivan and Jeanne. The Company estimated the cost, net of estimated recoveries from its insurers, incurred in the third quarter to be approximately $40 million, or $0.05 per diluted share. Also during the third quarter of 2004, the Company recognized an asset impairment charge of $12 million, or $0.02 per diluted share, associated with the announced closure of San Jose Medical Center, San Jose, CA.

Results for 2003 included gains on sales of facilities of $85 million, or $0.10 per diluted share, an asset impairment charge of $130 million, or $0.16 per diluted share, and a net favorable $33 million, or $0.04 per diluted share, related to the favorable settlement of certain Medicaid cost report balances and investigation related costs.

CASH FLOW AND BALANCE SHEET

HCA's cash flow from operations increased to $3.0 billion in 2004 compared to $2.2 billion in 2003. During 2003, government settlement payments and related taxes reduced cash flow from operations by approximately $650 million. Capital expenditures, excluding acquisitions, totaled $1.5 billion in 2004 and $1.8 billion in 2003.

During 2004, the Company repurchased 77.4 million shares of its common stock at a cost of $3.1 billion (average cost of $40.18 per share). Since 1997, HCA has repurchased approximately 312 million shares at a cost of $10 billion (average cost of $32.13 per share). HCA had 422.6 million shares outstanding at December 31, 2004, compared to 490.7 million at December 31, 2003. The Company has completed its previously announced stock repurchase plan.

As of December 31, 2004, the Company's balance sheet reflected total debt of $10.5 billion, stockholders equity (including common and minority equity) of $5.2 billion and total assets of $21.5 billion. HCA's ratio of debt to debt plus common and minority equity was 66.9 percent at December 31, 2004, compared to
53.2 percent at September 30, 2004 and 55.8 percent at December 31, 2003.

DIVIDEND

HCA's Board of Directors has approved a 15 percent increase in the Company's quarterly dividend from $0.13 per share to $0.15 per share. The $0.15 per share dividend is payable on June 1, 2005 to shareholders of record at May 1, 2005.

"We believe the strength of the Company's cash flows enables us to increase the dividend, while continuing to reinvest capital in our healthcare facilities. Due to the significant reduction in shares outstanding following the Company's recently completed "Dutch" auction tender offer, the increased dividend is expected to provide a total annual cash dividend payout generally consistent with the approximately $250 million of dividends declared in 2004," stated Jack
O. Bovender, HCA's Chairman and Chief Executive Officer.

2005 EARNINGS GUIDANCE

The Company also reaffirmed its previous earnings guidance for the full year 2005 within a range of $2.75 to $2.90 per diluted share.

FACILITIES AT YEAR END

At December 31, 2004, the Company operated 189 hospitals and 92 freestanding surgery centers (including seven hospitals and eight freestanding surgery centers operated through equity method joint ventures) located in 23 states, London, England and Geneva, Switzerland compared to 191 hospitals and 83 freestanding surgery centers (including seven hospitals and four freestanding surgery centers operated through equity method joint ventures) at December 31, 2003.

ANNUAL SHAREHOLDER MEETING

The Company's annual shareholders' meeting will be held at the Company's headquarters in Nashville, Tennessee on May 26, 2005 at 1:30 p.m. local time for shareholders of record as of March 28, 2005.

EARNINGS CONFERENCE CALL

HCA will host a conference call for investors at 8:30 a.m. Central Standard Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon and through the next year. The webcast can be accessed at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=
63489&eventID=997932.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements regarding our estimated results of operations in future periods and all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to (i) the increased leverage resulting from the financing of our recently completed tender offer, (ii) increases in the amount and risk of collectability of uninsured accounts and deductibles and co-pay amounts for insured accounts, (iii) the ability to achieve operating and financial targets, achieve expected levels of patient volumes and control the costs of providing services, (iv) the highly competitive nature of the health care business, (v) the efforts of insurers, health care providers and others to contain health care costs, (vi) possible changes in the Medicare, Medicaid and other state programs that may impact reimbursements to health care providers and insurers, (vii) the ability to attract and retain qualified management and other personnel, including affiliated physicians, nurses and medical support personnel, (viii) potential liabilities and other claims that may be asserted against the Company,
(ix) fluctuations in the market value of the Company's common stock, (x) the impact of the Company's charity care and uninsured discounting policy changes,
(xi) changes in accounting practices, (xii) changes in general economic conditions, (xiii) future divestitures which may result in charges, (xiv) changes in revenue mix and the ability to enter into and renew managed care provider arrangements on acceptable terms, (xv) the availability and terms of capital to fund the expansion of the Company's business, (xvi) changes in business strategy or development plans, (xvii) delays in receiving payments for services provided, (xviii) the possible enactment of Federal or state health care reform, (xix) the outcome of pending and any future tax audits, appeals and litigation associated with the Company's tax positions, (xx) the outcome of the Company's continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and the Company's corporate integrity agreement with the government, (xxi) changes in Federal, state or local regulations affecting the health care industry, (xxii) the ability to successfully integrate the operations of Health Midwest, (xxiii) the ability to develop and implement the payroll and human resources information systems within the expected time and cost projections and, upon implementation, to realize the expected benefits and efficiencies, (xxiv) maintaining the increased quarterly cash dividend rate for the entire fiscal year, and (xxv) other risk factors detailed in the Company's filings with the SEC. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to "Company" and "HCA" as used throughout this document refer to HCA Inc. and its affiliates.

                                    HCA INC.
                         CONSOLIDATED INCOME STATEMENTS
                                 FOURTH QUARTER
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                                                                               2004                        2003
                                                                   ---------------------------   ---------------------------
                                                                      AMOUNT             RATIO      Amount             Ratio
Revenues ........................................................  $      5,940          100.0%  $      5,597          100.0%

Salaries and benefits ...........................................         2,402           40.4          2,219           39.6
Supplies ........................................................           988           16.6            925           16.5
Other operating expenses ........................................           971           16.5            945           16.9
Provision for doubtful accounts .................................           626           10.5            636           11.4
Gains on investments ............................................            (4)          (0.1)            (1)            --
Equity in earnings of affiliates ................................           (46)          (0.8)           (36)          (0.6)
Depreciation and amortization ...................................           318            5.4            290            5.1
Interest expense ................................................           154            2.6            127            2.3
Government settlement and investigation related costs ...........            --             --            (41)          (0.7)
                                                                   ---------------------------   ---------------------------

                                                                          5,409           91.1          5,064           90.5
                                                                   ---------------------------   ---------------------------

Income before minority interests and income taxes ...............           531            8.9            533            9.5

Minority interests in earnings of consolidated entities .........            49            0.8             30            0.5
                                                                   ---------------------------   ---------------------------

Income before income taxes ......................................           482            8.1            503            9.0

Provision for income taxes ......................................           160            2.7            186            3.3
                                                                   ---------------------------   ---------------------------

     Net income .................................................  $        322            5.4   $        317            5.7
                                                                   ===========================   ===========================

Diluted earnings per share ......................................  $       0.70                  $       0.63

Shares used in computing diluted earnings per share (000) .......       458,489                       501,373

                                    HCA INC.
                         CONSOLIDATED INCOME STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                             2004                            2003
                                                                   ---------------------------   ---------------------------
                                                                     AMOUNT              RATIO     Amount              Ratio
Revenues ........................................................  $     23,502          100.0%  $     21,808          100.0%

Salaries and benefits ...........................................         9,419           40.1          8,682           39.8
Supplies ........................................................         3,901           16.6          3,522           16.2
Other operating expenses ........................................         3,797           16.0          3,676           16.8
Provision for doubtful accounts .................................         2,669           11.4          2,207           10.1
Gains on investments ............................................           (56)          (0.2)            (1)            --
Equity in earnings of affiliates ................................          (194)          (0.8)          (199)          (0.9)
Depreciation and amortization ...................................         1,250            5.3          1,112            5.1
Interest expense ................................................           563            2.4            491            2.3
Government settlement and investigation related costs ...........            --             --            (33)          (0.2)
Gains on sales of facilities ....................................            --             --            (85)          (0.4)
Impairment of long-lived assets .................................            12            0.1            130            0.6
                                                                   ---------------------------   ---------------------------

                                                                         21,361           90.9         19,502           89.4
                                                                   ---------------------------   ---------------------------

Income before minority interests and income taxes ...............         2,141            9.1          2,306           10.6

Minority interests in earnings of consolidated entities .........           168            0.7            150            0.7
                                                                   ---------------------------   ---------------------------

Income before income taxes ......................................         1,973            8.4          2,156            9.9

Provision for income taxes ......................................           727            3.1            824            3.8
                                                                   ---------------------------   ---------------------------

     Net income .................................................  $      1,246            5.3   $      1,332            6.1
                                                                   ===========================   ===========================

Diluted earnings per share ......................................  $       2.58                  $       2.61

Shares used in computing diluted earnings per share (000) .......       483,663                       510,874

                                    HCA INC.
                   SUPPLEMENTAL OPERATING RESULTS INFORMATION
                 (Dollars in millions, except per share amounts)

                                                                                    FOURTH QUARTER                   YEAR
                                                                                 ----------------------     ----------------------
                                                                                   2004         2003          2004         2003
                                                                                 ---------    ---------     ---------    ---------
Revenues ....................................................................    $   5,940    $   5,597     $  23,502    $  21,808

Net income ..................................................................    $     322    $     317     $   1,246    $   1,332
       Government settlement and investigation related costs (net of tax) ...           --          (25)           --          (19)
       Gains on sales of facilities (net of tax)  ...........................           --           --            --          (49)
       Impairment of long-lived assets (net of tax) .........................           --           --             8           79
                                                                                 ----------------------     ----------------------
Net income, excluding government settlement and investigation related
  costs, gains on sales of facilities and impairment of long-lived assets (a)          322          292         1,254        1,343
       Depreciation and amortization ........................................          318          290         1,250        1,112
       Interest expense .....................................................          154          127           563          491
       Minority interests in earnings of consolidated entities ..............           49           30           168          150
       Provision for income taxes ...........................................          160          170           731          825
                                                                                 ----------------------     ----------------------

Adjusted EBITDA (a) .........................................................    $   1,003    $     909     $   3,966    $   3,921
                                                                                 ======================     ======================

Diluted earnings per share:
       Net income ...........................................................    $    0.70    $    0.63     $    2.58    $    2.61
       Government settlement and investigation related costs ................           --        (0.05)           --        (0.04)
       Gains on sales of facilities .........................................           --           --            --        (0.10)
       Impairment of long-lived assets ......................................           --           --          0.02         0.16
                                                                                 ----------------------     ----------------------
           Net income, excluding government settlement and investigation related costs, gains on sales of facilities and impairment of
             long-lived assets (a) ..........................................    $    0.70    $    0.58     $    2.60    $    2.63
                                                                                 ======================     ======================

Shares used in computing diluted earnings per share (000) ...................      458,489      501,373       483,663      510,874

-----------

(a) Net income, excluding government settlement and investigation related costs, gains on sales of facilities and impairment of long-lived assets, and adjusted EBITDA are non-GAAP financial measures. The Company believes that net income, excluding certain measures required to be disclosed by GAAP, and adjusted EBITDA are important operating measures that supplement discussions and analysis of the Company's results of operations. The Company believes that it is useful to investors to provide disclosures of its results of operations on the same basis as that used by management. HCA's management relies upon net income, excluding certain measures required to be disclosed by GAAP, and adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

        Management and investors review both the Company's overall performance (including net income, excluding certain measures required to be disclosed by GAAP, GAAP net income and GAAP EPS) and the operating performance of the Company's health care facilities (adjusted EBITDA). Adjusted EBITDA and the adjusted EBITDA margin (adjusted EBITDA divided by revenues) are utilized by management and investors to compare the Company's current operating results with the corresponding periods during the previous year and to compare the Company's operating results with other companies in the health care industry. The Company recorded government settlement and investigation related costs during the fourth quarter of 2003 and twelve months ended December 31, 2003, gains on sales of facilities during the twelve months ended December 31, 2003 and asset impairment charges during the twelve months ended December 31, 2004 and 2003. It is reasonable to expect that gains on sales of facilities and asset impairment charges will occur in future periods, but the amounts recognized for these items can vary significantly from quarter to quarter, do not directly relate to the ongoing operations of the Company's health care facilities and complicate quarterly comparisons of the Company's results of operations and operations comparisons with other health care companies. In addition, the Company does not currently expect to incur government settlement and investigation related costs in future periods.

        Net income, excluding certain measures required to be disclosed by GAAP, and adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income as a measure of operating performance or to cash flows from operating, investing and financing activities as a measure of liquidity. Because net income, excluding certain measures required to be disclosed by GAAP, and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income, excluding certain measures required to be disclosed by GAAP, and adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

                                    HCA INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                              (DOLLARS IN MILLIONS)

                                                         DECEMBER 31,     SEPTEMBER 30,      DECEMBER 31,
                                                             2004              2004             2003
                                                         ------------      ------------      ------------
                          ASSETS
Current assets:
     Cash and cash equivalents ......................    $        129      $        300      $        115
     Accounts receivable, net .......................           3,083             2,983             3,095
     Inventories ....................................             577               544               520
     Deferred income taxes ..........................             467               675               534
     Other ..........................................             427               290               558
                                                         ------------      ------------      ------------

          Total current assets ......................           4,683             4,792             4,822

Property and equipment, at cost .....................          19,970            19,605            18,685
Accumulated depreciation ............................          (8,574)           (8,308)           (7,620)
                                                         ------------      ------------      ------------
                                                               11,396            11,297            11,065

Investments of insurance subsidiary .................           2,047             1,941             1,790
Investments in and advances to affiliates ...........             486               498               527
Goodwill ............................................           2,540             2,498             2,481
Deferred loan costs .................................              99                73                75
Other ...............................................             214               233               303
                                                         ------------      ------------      ------------

                                                         $     21,465      $     21,332      $     21,063
                                                         ============      ============      ============



             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable ...............................    $        855      $        757      $        877
     Accrued salaries ...............................             579               576               510
     Other accrued expenses .........................           1,254             1,404             1,116
     Long-term debt due within one year .............             486               728               665
                                                         ------------      ------------      ------------

          Total current liabilities .................           3,174             3,465             3,168

Long-term debt ......................................          10,044             7,549             8,042
Professional liability risks ........................           1,283             1,280             1,314
Deferred income taxes and other liabilities .........           1,748             1,761             1,650
Minority interests in equity of consolidated entities             809               758               680

Stockholders' equity ................................           4,407             6,519             6,209
                                                         ------------      ------------      ------------

                                                         $     21,465      $     21,332      $     21,063
                                                         ============      ============      ============



Current ratio .......................................            1.48              1.38              1.52
Ratio of debt to debt plus common and minority equity            66.9%             53.2%             55.8%
Shares outstanding (thousands) ......................         422,642           482,860           490,718

                                   HCA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
                             (DOLLARS IN MILLIONS)



                                                                                            2004         2003
                                                                                          --------     --------
Cash flows from operating activities:
     Net income ......................................................................    $  1,246     $  1,332
     Adjustments to reconcile net income to net cash provided by operating activities:
             Provision for doubtful accounts .........................................       2,669        2,207
             Depreciation and amortization ...........................................       1,250        1,112
             Income taxes ............................................................         333          496
             Settlement with government agencies .....................................          --         (971)
             Gains on sales of facilities ............................................          --          (85)
             Impairment of long-lived assets .........................................          12          130
             Change in operating assets and liabilities ..............................      (2,575)      (2,136)
             Other ...................................................................         114           81
                                                                                          --------     --------

                 Net cash provided by operating activities ...........................       3,049        2,166
                                                                                          --------     --------


Cash flows from investing activities:
     Purchase of property and equipment ..............................................      (1,513)      (1,838)
     Acquisitions of hospitals and health care entities ..............................         (44)        (908)
     Disposal of hospitals and health care entities ..................................          48          163
     Change in investments ...........................................................        (178)        (298)
     Other ...........................................................................          (1)          19
                                                                                          --------     --------

                 Net cash used in investing activities ...............................      (1,688)      (2,862)
                                                                                          --------     --------


Cash flows from financing activities:
     Issuance of long-term debt ......................................................       2,500        1,624
     Net change in revolving bank credit facility ....................................         190          410
     Repayment of long-term debt .....................................................        (912)        (461)
     Payment of cash dividends .......................................................        (199)         (39)
     Repurchases of common stock .....................................................      (3,109)      (1,114)
     Issuances of common stock .......................................................         224          165
     Other ...........................................................................         (41)          65
                                                                                          --------     --------

                 Net cash (used in) provided by financing activities .................      (1,347)         650
                                                                                          --------     --------


Change in cash and cash equivalents ..................................................          14          (46)
Cash and cash equivalents at beginning of period .....................................         115          161
                                                                                          --------     --------


Cash and cash equivalents at end of period ...........................................    $    129     $    115
                                                                                          ========     ========



Interest payments ....................................................................    $    533     $    458
Income tax payments, net of refunds ..................................................    $    394     $    328

                                    HCA INC.
                              OPERATING STATISTICS


                                                                                     FOR THE TWELVE MONTHS
                                                       FOURTH QUARTER                   ENDED DECEMBER 31,
                                                -----------------------------     -----------------------------
                                                   2004              2003             2004             2003
                                                ------------     ------------     ------------     ------------
CONSOLIDATED HOSPITALS:

          Number of Hospitals                            182              184              182              184
          Weighted Average Licensed Beds              42,060           42,011           41,997           41,568
          Licensed Beds at End of Period              41,852           42,108           41,852           42,108

      REPORTED:
          Admissions                                 407,600          414,000        1,659,200        1,635,200
                % Change                                -1.5%                              1.5%
          Equivalent Admissions                      607,400          606,600        2,457,300        2,405,400
                % Change                                 0.2%                              2.2%
          Revenue per Equivalent Admission      $      9,779     $      9,228     $      9,564     $      9,066
                % Change                                 6.0%                              5.5%
          Inpatient Revenue per Admission       $      8,921     $      8,348     $      8,689     $      8,224
                % Change                                 6.9%                              5.7%

          Patient Days                             2,010,600        2,066,200        8,232,400        8,115,400
          Equivalent Patient Days                  2,996,300        3,027,300       12,192,200       11,937,800

          Inpatient Surgery Cases                    133,700          132,200          541,000          528,600
                % Change                                 1.2%                              2.3%
          Outpatient Surgery Cases                   206,500          205,300          834,800          814,300
                % Change                                 0.6%                              2.5%

          Emergency Room Visits                    1,292,100        1,368,200        5,219,500        5,160,200
                % Change                                -5.6%                              1.1%

          Outpatient Revenues as a
              Percentage of Patient Revenues            37.9%            37.1%            37.7%            37.2%

          Average Length of Stay                         4.9              5.0              5.0              5.0

          Occupancy                                     52.0%            53.5%            53.6%            53.5%
          Equivalent Occupancy                          77.5%            78.5%            79.4%            78.7%

      SAME FACILITY:
          Admissions                                 404,600          410,500        1,580,700        1,570,500
                % Change                                -1.4%                              0.7%
          Equivalent Admissions                      602,500          602,200        2,336,300        2,307,100
                % Change                                 0.1%                              1.3%
          Revenue per Equivalent Admission      $      9,755     $      9,161     $      9,545     $      9,007
                % Change                                 6.5%                              6.0%
          Inpatient Revenue per Admission       $      8,901     $      8,315     $      8,771     $      8,290
                % Change                                 7.0%                              5.8%

          Inpatient Surgery Cases                    133,300          130,700          521,100          509,900
                % Change                                 2.0%                              2.2%
          Outpatient Surgery Cases                   205,100          201,400          783,700          772,700
                % Change                                 1.8%                              1.4%

          Emergency Room Visits                    1,273,500        1,346,400        4,941,700        4,933,300
                % Change                                -5.4%                              0.2%

NUMBER OF CONSOLIDATED AND
NON-CONSOLIDATED (50/50 EQUITY
JOINT VENTURES) HOSPITALS:

          Consolidated                                   182              184              182              184
          Non-Consolidated (50/50 Equity
              Joint Ventures)                              7                7                7                7
                                                ------------     ------------     ------------     ------------

          Total Number of Hospitals                      189              191              189              191
                                                ============     ============     ============     ============